Exhibit 10.11
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
WRIGHT EXPRESS CORPORATION
SHORT-TERM INCENTIVE PLAN
ARTICLE 1- PURPOSE OF PLAN
Wright Express Corporation has adopted this Short-Term Incentive Plan to attract and retain high-performing employees; to provide incentives for eligible employees to achieve specified company, department and/or individual performance goals; and to reward such employees for the achievement of specified goals on an annual basis. The Short-Term Incentive Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.
ARTICLE 2- DEFINITIONS
Wherever used in this document, the following terms have the meanings set forth below.
2.1 Appendix means an Appendix to this Plan document containing targets, payment metrics, and other terms of the Plan (or modifications thereof) applicable to a specific Plan Year. The Appendices shall be considered part of the Plan document.
2.2 Company means Wright Express Corporation.
2.3 Eligible Earnings means total gross pay for the applicable Plan Year (or the portion thereof during which the Participant is actively employed), including, salary or wages classified by the Company as regular; paid time off (PTO), whether planned or unplanned; holiday; bereavement; jury duty; retroactive pay; and excluding, salary or wages classified by the Company as overtime, shift differential, language differential, disability pay, commission/incentive pay, and bonuses.
2.4 Effective Date means January 1, 2005.
2.5 MBO means management by objectives.
2.6 Participant means an eligible employee who participates in the Plan for a Plan Year in accordance with Article 3.
2.7 Plan means this Wright Express Corporation Short-Term Incentive Plan, as amended from time to time, including the provisions of any Appendix, which are incorporated herein.

2.8 Plan Year means the fiscal year of the Company; as of the Effective Date, the Plan Year is the calendar year.
ARTICLE 3- PARTICIPATION
3.1 Eligible Employees
Each full-time regular or part-time regular employee of the Company who meets the following requirements shall be a Participant for a Plan Year:
     (a) The employee is not eligible for any other commission or incentive variable pay plan of the Company.
     (b) The employee commences employment on or before November 1 of the applicable year; and
     (c) Except as provided in Section 3.2, the employee is actively employed on the bonus payment date for the applicable year.
3.2 Special Rules
     (a) A Participant who dies or becomes totally disabled during a Plan Year (as determined under the Company’s Long-Term Disability program) may receive a pro-rated bonus for the applicable year based on his or her Eligible Earnings during the period of the Participant’s active employment. Any bonus payable to a deceased Participant shall be paid to his or her personal representative.
     (b) A Participant who is not actively employed on the bonus payment date for a Plan Year due to an approved leave of absence may receive a pro-rated bonus for the applicable year based on his or her Eligible Earnings during the period of the Participant’s active employment.
ARTICLE 4- ANNUAL INCENTIVES
The Corporate and Executive Officer MBOs for each Plan Year shall be approved by the Compensation Committee of the Company’s Board of Directors, or its delegate.
An Individual Effectiveness Factor (“IEF”) shall be assigned to an employee classified as an “associate” based on criteria established by the Company. The IEF for each associate shall be initially established at 1.00. An associate’s IEF for a Plan Year may be adjusted down, but not be-low 0.50, or up, but not above 1.50, in increments of 0.05, by action of his or her supervisor with the approval of his or her division Senior Vice President and the Company’s President and Chief Executive Officer. However, the foregoing adjustments (in the aggregate) must not increase the total amount payable under the Plan for the given year.
The performance measures applicable to a Plan Year shall be set out in the Appendix.

ARTICLE 5- PAYMENTS
5.1 Time and Form
Bonuses shall be calculated and paid in a single payment for the applicable year, by no later than March 31 of the following year.
5.2 Position Changes
“Position changes” for a Plan Year include promotions, demotions, and transfers between positions and/or departments.
     (a) For a non-Management Participant, the amount of the Participant’s bonus is calculated based on his or her position on December 31 of the applicable year.
     (b) For a Participant who is a Manager, Vice President, Senior Vice President, or the President and Chief Executive Officer, the amount of the Participant’s bonus is calculated based on pro-ration for each position change and each target percentage change during the applicable year (excluding target percentage changes resulting from a market adjustment).
     (c) For a Participant who is an eligible employee for a portion of the year and an ineligible employee for a portion of the year, the amount of the Participant’s bonus is calculated based on pro-ration for the portion of the year in which he or she was an eligible employee.
5.3 Taxes
All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made under the Plan shall be withheld.
ARTICLE 6- ADMINISTRATION
6.1 Plan Administrator
The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors, which may delegate administrative responsibility in whole or in part to the President and Chief Executive Officer and/or the Senior Vice President, Human Resources (“Administrators”), subject to any requirements for review and approval that may be established by the Compensation Committee. In all areas not specifically reserved for such review and approval, the decisions of the applicable Administrator shall be binding on the Company and each eligible employee under Article 3. Notwithstanding the foregoing, the Compensation Committee may not modify MBOs or other performance criteria during a Plan Year so as to increase the payment to a Section 162(m) Participant (as defined below) or exercise its discretion to increase the amount of incentive pay that would otherwise be due a Section 162(m) Participant upon attainment of a performance goal.

6.2 Claims
Claims regarding payments under the Plan shall be directed to a Participant’s direct supervisor and/or the Company’s Compensation Department. Any claim regarding the amount of any bonus payment hereunder shall be made within 30 days of the date of such payment, or shall be forfeited.
ARTICLE 7- AMENDMENT AND TERMINATION
The Company reserves the right to terminate, amend, modify and/or restate this Plan, in whole or in part, at will at any time, with or without advance notice.
ARTICLE 8- MISCELLANEOUS
8.1 Payment Adjustments and Special Circumstances
Subject to the approval of the Compensation Committee, the President and Chief Executive Officer and the Senior Vice President, Human Resources, acting together, shall have the power to adjust payments under the Plan (upward or downward) as and to the extent appropriate to achieve the stated goals and purposes of the Plan and may approve exceptions to the Plan under special circumstances, to avoid undue hardship with respect to a Participant. Notwithstanding the foregoing, the President and CEO and the Senior Vice President, Human Resources may not increase or accelerate the payment due to any Section 162(m) Participant with respect to any Plan Year. The term “Section 162(m) Participant” shall mean the President and CEO and each of the four highest paid officers of the Company (other than the President and CEO) on the last day of the taxable year, for purposes of the executive compensation disclosure rules under the Securities Exchange Act of 1934.
8.2 Information
The Plan Administrators shall be responsible for ensuring effective communication of the Plan to eligible employees. Copies of the Plan shall be available to all Participants. All modifications and changes to the Plan shall be appropriately documented and communicated to Participants.
8.3 No Guarantee of Payment
The Company does not guarantee payment of any bonus amounts hereunder, except to the extent that payment is required by applicable law.
8.4 Limitation of Employees’ Rights
Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a Participant at any time, with or without cause.

IN WITNESS WHEREOF, Wright Express Corporation has caused this document to be executed by its duly authorized officer this 17th day of May, 2005.

WRIGHT EXPRESS CORPORATION

/s/ Robert C. Cornett

By:	Robert C. Cornett
Its:	Senior Vice President, Human Resources
Date:	May 17, 2005

APPENDIX I
2005 STIP FACTORS
STIP Weightings

	WEX Corporate MBOs
	PPG[1] Adj
	Net	PPG[1] Adj	Exec Shared, VP &
	Income[2]	Revenue	Dept MBOs
President / CEO	70%	30%	0%
Executive Team[3]	60%	20%	20%
Vice Presidents	50%	15%	35%
Managers	40%	10%	50%
Individual Contributors	40%	10%	50%

[1]	PPG — price per gallon

[2]	PPG Adjusted Net Income excluding any unrealized gain/loss from the hedge or Q1 non-recurring charges.

[3]	The following weightings apply only to the SVP Sales:
          50% — Executive Team MBOs

          50% — Sales MBOs
Payout Levels

Performance Results	Payout %
Threshold	50%
Target	100%
Max	150%

MBOs
Corporate MBOs

Performance Goal	Threshold Performance		Target Performance		Maximum Performance
PPG[1] Adj Net Income[2]	$	[**]	$	[**]	$	[**]
PPG[1] Adj Revenue	$	[**]	$	[**]	$	[**]

[1]	PPG — price per gallon

[2]	PPG Adjusted Net Income excluding any unrealized gain/loss from the hedge or Q1 non-recurring charges.
In 2005, the Company must achieve at least threshold results for PPG Adjusted Net Income in order to pay out any portion of the Short-Term Incentive Plan.
Executive Officer MBOs
All Senior Vice Presidents share the following MBOs:

Performance Goal	Threshold Performance	Target Performance	Maximum Performance
New Product Revenue	$ [**]	$ [**]	$ [**]
Strategic Initiatives	[**] from the list below	[**] from the list below	[**] from the list below
New Product Revenue primarily includes the following new products:
[**]                [**]
[**]                [**]
[**]                [**]
[**]
Strategic Initiatives include:
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
Vice President MBOs

Each Vice President generally has [**] MBOs. While the MBOs are specific to the individual Vice President most Vice Presidents will have one cross-functional MBO shared with another Vice President.
Department MBOs
Each Manager generally has [**] MBOs shared by all STIP-eligible members of their department.